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EXHIBIT 10.48


                                                     March 6, 1997


Mr. Jose Ofman
17620 Harbord Oaks Circle
Dallas, TX 75252

Dear Jose:

         This letter sets forth the details of your offer of employment from Wang Laboratories, Inc. ("Wang" or the "Company"). The Company agrees to employ you, and you agree to remain in the employ of the Company, upon the following terms and conditions.

1.       POSITION
         --------

         You are to be employed as a President of Wang and Chief Operating Officer, Americas.

2.       TERM
         ----

         The terms and conditions of this offer letter will cover a three
(3)-year period beginning as of the date you accept this offer of employment letter in the space provided below (the "Effective Date").

3.       COMPENSATION AND BENEFITS;  EMPLOYMENT STATUS
         ---------------------------------------------

         (a)      YEARLY PAYMENTS
                  ---------------

                  Your initial yearly base salary will be $375,000 (payable semi-monthly) and you will be eligible to participate in a yearly bonus plan targeted at 60% of your base salary for 100% performance against your financial and other goals. You will also have an over-achievement opportunity of up to an additional 40% of your base salary for exceeding such performance targets, at the discretion of the Board of Directors of the Company.

         (b)      STOCK INCENTIVES
                  ----------------

                  As of the Effective Date, you will be granted 50,000 restricted shares of Wang common stock (the "Restricted Shares") and 300,000 options to purchase common stock of Wang at a strike price equal to the closing price on NASDAQ of Wang's common stock on the last trading day prior to the Effective Date (the "Options"). 16,667 of the Restricted Shares will vest on the second anniversary of the Effective Date, 16,667 of the Restricted Shares will vest on




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Mr. Jose Ofman
March 6, 1997
Page 2

the third anniversary of the Effective Date and the remainder of the Restricted Shares will vest on the fourth anniversary of the Effective Date. 75,000 of the Options will vest on each anniversary of the Effective Date, commencing with the first anniversary thereof. The Restricted Shares and the Options will be issued pursuant to the Company Employees' Stock Incentive Plan (the "Plan"), subject to final approval of Wang's Board of Directors. In addition, 16,667 of the Restricted Shares shall vest and 75,000 of the unvested Options shall become fully exercisable immediately upon a Change of Control, as defined in the Plan, occurring prior to the first anniversary of the Effective Date; a total of 33,333 of the Restricted Shares shall vest and 75,000 of the unvested Options shall become fully exercisable immediately upon such a Change of Control occurring after the first anniversary and prior to the second anniversary of the Effective Date and all of the Restricted Shares shall vest and the then unvested Options will become fully exercisable upon such a Change of Control occurring after the second anniversary of the Effective Date.

         (c)      LONG-TERM INCENTIVE
                  -------------------

                  As a further long-term incentive, and in addition to such other compensation to which you may be entitled hereunder, Wang shall make lump sum payments to you of four hundred thousand dollars ($400,000) each when, and only if, the Average Trading Value, as defined herein, of Wang's Common Stock reaches thirty-four ($34), thirty-nine ($39) and forty-four ($44) dollars per share, respectively, during the term of this agreement, for a total maximum payout potential of one million two hundred thousand dollars ($1,200,000). Average Trading Price means the average closing price of Wang Common Stock over twenty (20) consecutive trading days on NASDAQ, or such national exchange on which it may later be listed and traded.

         (d)      OTHER PROVISIONS
                  ----------------

                  (i) The Company will provide health and dental coverage to you in accordance with existing Company plans available to all employees generally. The Company will also provide term life insurance to you based on your insurability in the amount of five (5) times your base salary. You will also receive the Company's standard sick time and personal holiday benefits and up to four weeks vacation per year. You will participate in the Company's retirement savings plan and SERP and all such other similar plans as are available to senior officers of the Company.

                  (ii) On the Effective Date, you will be granted a contingent severance agreement applicable in the event of a change of control of the Company, incorporating the vesting parameters referred to in paragraph 3(b) above.


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Mr. Jose Ofman
March 6, 1997
Page 3

                  (iii) The Company will provide you with relocation benefits and temporary housing consistent with applicable Company policy, such temporary housing cost to be paid for by the Company for up to six months until the situs of your employment is determined by the Company.

                  (iv) During your employment, the Company will pay you a monthly automobile allowance of five hundred eighty five dollars ($585) per month and provide insurance for one automobile consistent with Company policy.

                  (v) During your employment, the Company will also reimburse you, at regular intervals and in accordance with Company policy, for all business travel, telephone and out-of-pocket expenses incurred by you in the performance of your duties as an officer of the Company.

                  (vi) Prior to the third anniversary of the Effective Date the Company will engage in negotiations with you regarding an extension of this agreement. In the event that an extension of this agreement, or a new agreement, is not entered, at the end of the three-year term of this offer letter agreement, your employment status will be at-will. Therefore, the terms and conditions contained in the first two paragraphs of section 4 of this letter agreement will expire at the end of this three (3)-year period and the original, unmodified terms of paragraph 6 of the enclosed, presently modified standard Wang Employment Agreement, will be in full force and effect. All other terms and conditions of this offer letter will remain in effect after the three (3)-year period, subject to Wang's right to review them and make adjustments as appropriate.

4.       TERMINATION/SEVERANCE COMPENSATION AND BENEFITS
         -----------------------------------------------

         In the event that your employment with the Company is involuntarily terminated other than for cause (a term which includes but is not limited to a material violation of the standards set forth in Wang's "Standards of Ethics and Business Conduct" booklet) or is terminated because of your death or substantial inability to work or if your position, referred to in paragraph 1 hereof, is reduced without your consent, other than a mere change in title, Wang will pay to you over a period of eighteen (18) months, thirty-six (36) salary continuation payments, two each month, each of which shall be equal to one twenty-fourth of your then base salary plus the target bonus at 100% performance as set forth in your then applicable bonus plan. During this salary continuance period, Wang will also continue to make available health and dental (but no other) benefits to you at no cost.

         In the event you become employed at any time during the eighteen
(18)-month salary continuance period, all remaining salary continuation payments (and health and dental insurance coverage premium payments) shall terminate as of your date of hire by your new employer, except to the extent that the total annual compensation for your new employment is less than the


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Mr. Jose Ofman
March 6, 1997
Page 4


total of your remaining salary continuation payments and, in such event, the Company shall only pay that amount equal to the difference.

         During the eighteen-month period (i) following a voluntary termination by you of your employment with the Company, or (ii) in the event of an involuntary termination by the Company of your employment with the Company, you agree that you will not, without the prior written consent of the Company, directly or indirectly engage in any business or activity, whether as an employee, consultant, shareholder, partner or otherwise, or render services or advice to any person, entity or business that competes in the United States in any material manner with any service or product offered, in development or sold by that portion or those portions of the Company, including I-NET and all of the Company's other subsidiaries or affiliates or solicit, or assist others in recruiting or hiring, employees of the Company or of its subsidiaries or affiliates for employment or hire elsewhere. Nothing herein shall be construed as preventing the Employee from purchasing and/or holding less than five percent (5%) of the shares of any company.

5.       NO CONFLICTS OF INTEREST
         ------------------------

         By signing this offer letter, you represent that you are not subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevent you from entering into and performing your obligations under this offer letter or which materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially and adversely affect), your right to participate in the affairs of the Company.

6.       PROOF OF CITIZENSHIP AND ABILITY TO WORK
         ----------------------------------------

         This offer is contingent on your providing Wang with proof of U.S. citizenship or alien work permission, as required by federal law, within the first three days of the Effective Date. This offer is also contingent on your signing and returning to Wang the enclosed Department of Defense forms.

7.       STANDARDS OF ETHICS AND BUSINESS CONDUCT AND
         --------------------------------------------
         STANDARD EMPLOYMENT AGREEMENT
         -----------------------------

         Upon joining Wang, you will be required to comply with Wang's Standards of Ethics and Business Conduct and sign Wang's Standard Employment Agreement as presently modified (copy enclosed).

8.       CONFIDENTIALITY
         ---------------

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Mr. Jose Ofman
March 6, 1997
Page 5




         By our signatures below, we agree to treat the details of this Offer Letter with utmost confidentiality and that we will not disclose them to any third parties except your immediate family, our respective financial and/or legal advisors, and such Wang personnel and/or agents as have a need to know this information for business purposes.

         Jose, on a more personal note, it is my pleasure to welcome you to Wang. I look forward to working closely with you as together we accelerate the profitable growth of Wang.

                                      Sincerely,


                                      /s/ Joseph M. Tucci

                                      Joseph M. Tucci



Enclosures:    Standard Employment Agreement
               (as presently modified)
               Department of Defense Forms



Accepted and Agreed to:



/s/ Jose Ofman
-------------------                                   ---------------------
Jose Ofman                                            Date